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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Ross Systems, Inc.:


    We consent to incorporation by reference in pre-effective Amendment No. 1 to the registration statement on Form S-3 of Ross Systems, Inc. of our report dated August18, 1995, except as to Note 14, which is as of September18, 1996, relating to the consolidated statements of operations, shareholders' equity, and cash flows for the year ended June30, 1995, of Ross Systems, Inc. and subsidiaries, and the related schedule, which report appears in the June30, 1997, annual report on Form 10-K of Ross Systems, Inc., and to the reference to our firm under the heading "Experts" in the Prospectus.


                                                       /s/ KPMG PEAT MARWICK LLP


Mountain View, California
April 6, 1998